Exhibit 99(a)(5)
FOR IMMEDIATE RELEASE
CONTACT:
John E. Shave
Vice President, Business Development and Corporate Communications
Safeguard Scientifics, Inc. (NYSE: SFE)
610.975.4952
SAFEGUARD SCIENTIFICS ANNOUNCES REPURCHASE NOTIFICATION FOR 2.625%
CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024
Wayne, PA, February 18, 2011 — Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that it is notifying holders of its outstanding 2.625% Convertible Senior Subordinated Notes Due 2024 (CUSIP Number 786449 AG3) (the “Notes”) that they have the right to require the Company to repurchase for cash such holders’ Notes upon the terms and subject to conditions set forth in the Notes and the indenture governing the Notes. The repurchase date specified in the indenture is March 21, 2011 (the “Repurchase Date”). The repurchase price will be 100% of the principal amount of the outstanding Notes, plus accrued and unpaid interest on the Notes to, but excluding, the date of repurchase.
A Company Repurchase Notice is being mailed to all registered holders of Notes. For Notes to be properly tendered for repurchase they must be surrendered to U.S. Bank National Association, as the Trustee, Paying Agent and Conversion Agent in the manner specified in the Issuer Repurchase Notice. Notes properly tendered for repurchase and not withdrawn prior to the close of business on the Repurchase Date will receive payment of the repurchase price, plus accrued and unpaid interest to, but excluding, the Repurchase Date.
As required by the rules of the United States Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer statement on Schedule TO with the SEC. Holders of Notes and other interested parties are urged to read the Company Repurchase Notice and other relevant documents filed with the SEC when they become available because they will contain important information about the Company and the repurchase. Materials filed with the SEC are available without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, www.safeguard.com.
None of the Company, its board of directors or its employees has made or is making any representation or recommendation to any holder as to whether to tender Notes or refrain from tendering Notes pursuant to the repurchase offer.
This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of the Company. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with, the Company Repurchase Notice dated February 18, 2011 and related materials.
Questions relating to, and requests for copies of, the Company Repurchase Notice and related materials should be directed to U.S. Bank National Association by calling Corporate Trust Services at 1-800-934-6802. The address of U.S. Bank National Association is Corporate Trust Services, P.O. Box 64111, St. Paul, MN, 55164-0111.

About Safeguard Scientifics
Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter @Safeguard and LinkedIn.
Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.
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